Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material terms of our capital stock and provisions of our amended and restated certificate of incorporation and by-laws. Because this is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and by-laws and to the applicable provisions of the Delaware General Corporation Law, or the DGCL. References to our certificate of incorporation and to our by-laws are references to these documents, as amended and restated.
Overview

Our authorized capital stock consists of:

•	200,000,000 shares of class A common stock (“common stock”), par value $0.01 per share, and

•	10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Voting Rights. On all matters with respect to which the holders of our common stock are entitled to vote, each outstanding share of common stock is entitled to one vote
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose.
Preemptive, Conversion or Similar Rights. Holders of our common stock are not entitled to preemptive, conversion or other similar rights to purchase any of our securities.
Right to Receive Liquidation Distributions. Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, to the holders of our common stock.
Other Provisions. There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us.
NYSE Listing. Our common stock is listed on the NYSE under the symbol “SPR”.
Preferred Stock
Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to 10,000,000 shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. There are no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws
Our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.
These provisions also may have the effect of delaying, deferring or preventing a future takeover or change in control unless the takeover or change in control is approved by our board of directors.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Advance Notice Requirements for Stockholder Proposals and Directors Nominations
Our by-laws provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not later than (a) in connection with an annual meeting, 120 days prior to the anniversary of the date of the immediately preceding annual meeting; provided, that if the date of the annual meeting is more than 30 days before or after the anniversary date of the immediately preceding annual meeting, such notice must be received within 15 days after the public announcement by the company of the date of the annual meeting or (b) in connection with a special meeting, the close of business on the 15th day following the date on which notice of such special meeting is first given to stockholders or public disclosure of the meeting is made (whichever occurs earlier) . Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may have the effect of precluding our stockholders from bringing matters before a meeting or from making nominations for directors if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect a slate of directors or otherwise attempting to obtain control of the company.
Call of Special Meetings
Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the board of directors, our chief executive officer, our secretary or record holders of our common stock having not less than 10% of the voting power of all our outstanding common stock upon written request to the secretary. Our by-laws impose certain requirements as to the eligibility of stockholders seeking to call a special meeting and the form and context of a stockholder’s written request. Stockholders are not otherwise permitted to call a special meeting or to require the board of directors to call a special meeting.
Filling of Board Vacancies
Our by-laws authorize only our board of directors to fill vacancies between meetings of the company’s stockholders, including vacancies resulting from newly created directorships or the resignation or removal of directors. This may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Additional Certificate of Incorporation and By-Law Provisions
Stockholder Action by Written Consent
Any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consents must be delivered to us in the manner prescribed by the DGCL.
Delaware “Business Combination” Statute
We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the board of directors before that person becomes an “interested stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts that do not receive the prior approval of the board of directors. By virtue of our decision to elect out of the statute’s provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future by amending our certificate of incorporation.
Forum Selection for Certain Lawsuits
Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, creditors or other constituents, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our by-laws or (iv) action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be the United States District Court for the District of Delaware. Our by-laws also provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this forum selection provision.
Amendments to our Certificate of Incorporation and By-laws
Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely relative to the holders of any other class. Our by-laws may be amended or repealed and new by-laws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to board action related to certain business transactions under the DGCL, the removal of directors and the filling of vacancies on the board of directors, by the board of directors. Any by-laws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.